Exhibit 99.2

                     MEDCATH ON TARGET WITH STREET ESTIMATES

                CITES MAJOR IMPROVEMENTS AT FIRST HEART HOSPITAL


         Charlotte, North Carolina (January 14, 1997) -- MedCath Incorporated (Nasdaq/NM:MCTH) today announced that financial results for the first quarter ended December 31, 1996, are expected to be on target with consensus analyst expectations of $0.15 per share. The Company also stated that patient census and cardiovascular procedure volumes at its first heart hospital in McAllen, Texas, reached record levels during the first quarter. The Company expects to release its first quarter results on January 27, 1997. Stephen R. Puckett, president of MedCath said, "We are confident that our three operating divisions are performing at levels which will support these analyst estimates. In particular, I am pleased to report that our first heart hospital in McAllen, Texas, has continued to improve and was profitable during the first quarter."

Based upon its market analysis, MedCath believes the McAllen Heart Hospital has achieved a dominant market share in the region. In calendar year 1996, McAllen Heart Hospital treated 2,330 patients in its cardiac cath labs which the Company estimates is approximately a 44% share of the cardiac cath lab marketplace. During the year, the Company also performed 354 open heart procedures. The Company also indicated that the volume of patients being treated in its cath labs and the number of open heart surgeries have both steadily increased, quarter by quarter, throughout 1996.

Mr. Puckett also stated, "Approximately 82% of McAllen Heart Hospital's first quarter gross revenues were generated by patients being treated for cardiovascular disease, with the remainder being split among our cardiovascular home health agency, 24-hour Emergency Room and other related surgical and support procedures. This mix of revenues validates our belief that the McAllen Heart Hospital has the ability to focus on cardiovascular disease while still providing the full range of care required by this patient population."

In closing, Mr. Puckett said, "Currently, the medical staff of the McAllen Heart Hospital has increased to 137, including 14 cardiologists. During the quarter, one physician, who was responsible for less than 5% of the cardiovascular procedures performed during that quarter, left Valley Cardiology P.A. to start an independent practice. The group replaced the departed cardiologist by recruiting an additional cardiologist who has already begun practicing in McAllen. We are very pleased with the growing number of physicians on our medical staff, and we are excited that our new hospital has been the catalyst for expanding cardiology services in this underserved region."

Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with heart hospitals; operating losses and negative cash flows during the initial operation of heart hospitals; dependence on physician relationships; dependence on long-term management contracts; fluctuations in quarterly operating results from seasonality, population shifts and other factors; dependence on key management; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has five additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.






























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